Exhibit 10.3

FIRST AMENDMENT TO SUBLEASE

THIS FIRST AMENDMENT TO SUBLEASE (“Amendment”) is entered into as of this 7th day of September, 2005 by and between Vertex Pharmaceuticals Incorporated (“Sublandlord”) and Momenta Pharmaceuticals, Inc. (“Subtenant”).

R E C I T A L S

A. Sublandlord and Subtenant entered into a sublease, dated as of September 14, 2004 (“Sublease”) in which Sublandlord subleased to Subtenant that certain real property on the fourth floor and the first floor (“Premises”) of the building located at 675 West Kendall Street, Cambridge, Massachusetts (“Building”); and

B.  The Sublease provided in Section 1(b) for the use of approximately 20,000 rentable square feet located on the third floor of the Building and defined in the Sublease as the “Temporary Premises” from the Commencement Date until three (3) business days after the delivery of the Sublease Premises to Subtenant with the Subtenant Improvements having been Substantially Completed at which time Subtenant was to vacate the Temporary Premises in accordance with the terms of the Sublease;  and

C.  Sublandlord has so delivered the Sublease Premises to Subtenant, but Subtenant desires to continue on a temporary basis to occupy the Temporary Premises as well as the Sublease Premises and Sublandlord has agreed to permit such occupancy by extending the period of such occupancy by Subtenant of the Temporary Premises on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant, for themselves and their respective successors and assigns, covenant and agree as follows:

1.                                       Extension of Temporary Premises Demise.  The date on which Subtenant is obligated to vacate the Temporary Premises pursuant to Section 1(b) of the Sublease is changed from three (3) business days after delivery of the Sublease Premises to Subtenant to October 31, 2005 (the “Temporary Premises Expiration Date”).  The first sentence of Section 1(c) is amended to add in the second line after the words “Sublease Premises” and before the word “only”:  “(and the Temporary Premises pursuant to Section 1(b) of this Sublease)”.

2.                                       Payment of Temporary Premises Fixed Rent.  Subsection (i) of Schedule 1, “Rent,” is amended to provide that Subtenant shall continue to pay Temporary Premises Fixed Rent through the Temporary Premises Expiration Date.

3.                                       Subtenant’s Share.  The premises subleased to Subtenant, for the purpose of determining Subtenant’s Share, as defined in the Defined Terms of the Sublease, shall include the Temporary Premises through the Temporary Premises Expiration Date, meaning that Subtenant’s Share shall be determined during such time period by including the Rentable Square Footage of the Temporary Premises and the Rentable Square Footage of the Subtenant’s Premises (subject to remeasurement pursuant to Section 1(l) of the Sublease) (Subtenant’s Share during such period (subject to remeasurement) therefore equaling Twenty Two and 36/100 percent (22.36%)).

4.                                       Holding Over.  In the event Subtenant remains in the Temporary Premises after the Temporary Premises Expiration Date, in addition to all rights and remedies available to Sublandlord at law and in equity, such continued occupancy shall constitute holding over of the Temporary Premises and shall be governed by Section 1(h) of the Sublease with respect to the Temporary Premises only (but not the Sublease Premises).

5.                                       Definitions. Unless otherwise set forth in this Amendment, all capitalized terms shall have the same meaning as set forth in the Sublease.

6.                                       Effective Date. This Amendment shall take effect as of the date on which Master Landlord consents in writing to this Amendment (“Effective Date”).

7.                                       Ratification.  The Sublease, as amended hereby, is hereby ratified, confirmed and deemed in full force and effect in accordance with its terms.  Each party represents to the other that such party (a) is currently unaware of any default by the other party under the Sublease; and (b) has full power and authority to execute and deliver this Amendment and this Amendment represents a valid and binding obligation of such party enforceable in accordance with its terms.

8.                                       Multiple Counterparts.  This Amendment may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed to be originals and together shall constitute but one and the same instrument.

9.                                       No Offer.  Submission of this instrument for examination and signature by Subtenant does not constitute an offer to lease or a reservation of or option for lease, and this instrument is not effective as a sublease amendment or otherwise until executed and delivered by both Sublandlord and Subtenant and consented to by Master Landlord.

10.                                 Commencement Date.  Sublandlord and Subtenant agree that the Commencement Date of the Sublease was September 14, 2004 and that the Sublease Premises Rent Commencement Date has occurred.

11.                                 Master Landlord Consent.  BMR-675 West Kendall Street LLC, a Delaware limited liability company, as a successor to Kendall Square, LLC is the Master Landlord as defined in the Sublease under the Master Lease, also defined in the Sublease.  Following the parties’ execution of this Amendment, Sublandlord shall promptly submit this Amendment to the Master Landlord for its consent.  The effectiveness of this Amendment is conditioned on the consent to this Amendment by Master Landlord as indicated by its execution of this Amendment in the space provided below (or the execution of another consent form reasonably satisfactory to Sublandlord and Subtenant).  In the event Master Landlord affirmatively denies consent prior to October 31, 2005, Subtenant shall not be responsible for hold over rent with respect to the Temporary Premises for the time period from the Commencement Date through four (4) days following such denial, but continued occupancy thereafter shall constitute hold over with respect to the Temporary Premises only (but not the Sublease Premises).

IN WITNESS WHEREOF, the parties hereto have executed this instrument under seal as of the day and year first above written.

SUBLANDLORD:

VERTEX PHARMACEUTICALS INCORPORATED

By:	/s/	Kenneth S. Boger
Name:		Kenneth S. Boger
Title:		Senior VP & General Counsel

SUBTENANT:

MOMENTA PHARMACEUTICALS, INC.

By:	/s/	Richard P. Shea
Name:		Richard P. Shea
Title:		Vice President, Treasurer & CFO

EXHIBIT A

MASTER LANDLORD CONSENT

The undersigned, BMR-675 West Kendall Street LLC, hereby consents to this First Amendment, subject to the terms and conditions of that certain Consent to Sublease dated as of September 14, 2004, by and between KS Parcel A, LLC (as predecessor-in-interest to Master Landlord), Sublandlord and Subtenant.

MASTER LANDLORD
BMR-675 WEST KENDALL STREET LLC

By:	/s/	Gary A. Kreitzer
Name:		Gary A. Kreitzer
Title:		Executive Vice President